Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 4

Prospectus Supplement dated April 14, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)
as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006, that Prospectus Supplement No. 2 dated March 15, 2006 and
that Prospectus Supplement No. 3 dated April 13, 2006

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006 and the Prospectus Supplement No. 3 dated April 13, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 4 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on April 11, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 14, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 5, 2006

IT&E International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 858-366-0970

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective April 5, 2006, David J. Vandertie resigned as the Chief Financial Officer of the Company.

(c) Effective April 11, 2006, Michael L. Jeub was appointed as Chief Financial Officer of the Company.

        Since 2004, Mr. Jeub has been a director of 360 Global Wines. From January 2005 through February 2006, Mr. Jeub served as the Chief Financial Officer of Road Runner Sports, Inc. From June 2002 through October 2003, Mr. Jeub served as the Chief Financial Officer of The Immune Response Corp. Since 2000, Mr. Jeub has been a partner of Tatum Partners, LLC.

        The Company and Mr. Jeub entered into an Employment Letter (the “Employment Letter”) dated March 13, 2006. Pursuant to the Employment Letter, the Company pays Mr. Jeub $16,000 per month and either party may terminate Mr. Jeub’s employment, for any reason, by giving the other party prior written notice of at least thirty (30) days.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.20	Employment Letter dated March 13, 2006 between the Company and Michael L. Jeub.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.
By: /s/ Peter Sollenne
Peter Sollenne
Chief Executive Officer

Dated: April 11, 2006